Exhibit 3.75

State of Florida

Secretary of State

Filed March 10, 2006

Certificate of Conversion

For

“Other Business Entity”

Into

Florida Limited Liability Company

This Certificate of Conversion and attached Articles of Organization are submitted to convert the following “Other Business Entity” into a Florida Limited Liability Company in accordance with a 608.439, Florida Statutes.

1. The name of the “Other Business Entity” immediately prior to the filing of this Certificate of

Conversion is MJM Designer Shoes of Brandon, Inc.

2. The “Other Business Entity” is a Limited Liability Company, first organized, formed or incorporated under the laws of Florida on December 12, 2001.

3. Jurisdiction change: not applicable.

4. The name of the Florida Limited Liability Company as set forth in the attached Articles of

Organization is MJM Designer Shoes of Florida, LLC.

5. If not effective on the date of filing, enter the effective date: April 2, 2006.

3/09/06

/s/ Paul Tang
Executive Vice President.

ARTICLES OF ORGANIZATION FOR FLORIDA LIMITED LIABILITY COMPANY

ARTICLE I – Name

The name of the Limited Liability Company is MJM Designer Shoes of Florida, LLC.

ARTICLE II – Address

The mailing address and street address of the principal office of the Limited Liability Company is 1830 Route 130, Burlington, New Jersey 08016.

ARTICLE III – Registered Agent, Registered Office and Registered Agent’s Signature

The name and the Florida street address of the registered agent are Corporation Service

Company, 1201 Hays Street, Tallahassee, Florida 32301.

/s/ Laura R. Dunlap
as its agent

ARTICLE IV – Manager(s) or Managing Member(s)

The name and address of the Managing Member is Burlington Coat Factory Warehouse

Corporation, 1830 Route 30, Burlington, NJ 08016.

ARTICLE V – Effective Date, if other than the date of filing: April 2, 2006

/s/ Paul Tang

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